COCA-COLA ENTERPRISES INC.          Exhibit 12

                  COMPUTATION OF RATIO OF EARNINGS
                    TO FIXED CHARGES AND RATIO OF
                 EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDENDS
                     (In millions except ratios)

                                                   Quarter ended
                                                   --------------
                                                   April    April
                                                    1994     1993
                                                   -----    -----
Computation of Earnings:
  Earnings (loss) from continuing operations
    before income taxes. . . . . . . . . . .       $(13)    $(15)
  Add:
    Interest expense . . . . . . . . . . . .         81       84
    Amortization of debt
      premium/discount and expenses. . . . .          1        1
    Interest portion of rent expense . . . .          2        2
                                                   ----     ----
Earnings as Adjusted . . . . . . . . . . . .       $ 71     $ 72
                                                   ====     ====
Computation of Fixed Charges:
  Interest expense . . . . . . . . . . . . .       $ 81     $ 84
  Capitalized interest . . . . . . . . . . .          1        -
  Amortization of debt
    premium/discount and expenses. . . . . .          1        1
  Interest portion of rent expense . . . . .          2        2
                                                   ----     ----
Fixed Charges. . . . . . . . . . . . . . . .         85       87

  Preferred stock dividends (a). . . . . . .          1        -
                                                   ----     ----
Combined Fixed Charges and Preferred
  Stock Dividends. . . . . . . . . . . . . .       $ 86     $ 87
                                                   ====     ====
Ratio of Earnings to Fixed Charges . . . . .         (b)      (c)
                                                   ====     ====
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends. . .         (b)      (c)
                                                   ====     ====

(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.
(b) Earnings for first quarter 1994 were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $14 million and $15 million, respectively.
(c) Earnings for first quarter 1993 were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $15 million.